UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009

Black Gaming, LLC
 (Exact name of registrant as specified in its charter)

Nevada	333-123179	20-8160036
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10777 W Twain Ave, Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 318-6888

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2009, Black Gaming, LLC (together with its direct and indirect wholly-owned subsidiaries, the “Company”) entered into a Forbearance Agreement (the “Noteholders Forbearance Agreement”) with entities (collectively, the “Noteholders”) who have represented that they hold more than 75% of the Company’s $125 million 9.0% Senior Secured Notes due 2012 (the “Notes”). The Noteholders Forbearance Agreement provides that during the Forbearance Period (as defined in the Noteholders Forbearance Agreement) the Noteholders will forbear from exercising rights and remedies that are available under the Indenture, dated December 20, 2004 (the “Indenture”), governing the Notes and the other Loan Documents (as defined in the Noteholders Forbearance Agreement) relating to certain Specified Defaults (as defined in the Noteholders Forbearance Agreement) including the Company’s failure to make the January 15, 2009 interest payment on the Notes. The Noteholders also agreed to forbear from taking any action to cause the Trustee under the Indenture to exercise any of the Trustee’s rights or remedies arising out of the Specified Defaults, and, if the Trustee does take any action with respect to any of the Specified Defaults during the Forbearance Period, to the extent provided for in the Loan Documents, the Noteholders will cause the Trustee to forbear from exercising any of its rights or remedies under the Loan Documents.

The Forbearance Period commences on the Effective Date and, unless earlier terminated in accordance with the terms of the Forbearance Agreement, goes through the Termination Date (each as defined in the Noteholders Forbearance Agreement). The Termination Date is March 9, 2009, provided that (i) the Company provides a restructuring term sheet to the professional advisors of the Noteholders by March 2, 2009 and (ii) the Company provides certain projections to the professional advisors of the Noteholders by March 6, 2009.

The Company has also agreed to pay certain fees and expenses incurred by the professional advisors of the Noteholders and to provide them with reasonable access to the Company.

As previously disclosed, a covenant in the Amended and Restated Forbearance Agreement dated February 12, 2009 between the Company and Wells Fargo Foothill, Inc. (“Wells Fargo Foothill”) required the Company to execute the Noteholders Forbearance Agreement by February 17, 2009. As the Noteholders Forbearance Agreement was executed outside of this timeframe, the Company is currently in breach of the terms of the Wells Fargo Foothill Amended and Restated Forbearance Agreement, and Wells Fargo Foothill has the right to exercise any and all rights and remedies under the Company’s Credit Agreement with Wells Fargo Foothill, dated as of December 20, 2004, as amended (the “Credit Agreement), including the acceleration of the Company’s obligations under the Credit Agreement of approximately $14.9 million. If Wells Fargo Foothill elects to exercise any of its rights or remedies under the Credit Agreement, a default would occur under the Noteholders Forbearance Agreement.

The foregoing summary of the Noteholders Forbearance Agreement is qualified in its entirety by reference to the complete text of the Noteholders Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	– Financial Statements and Exhibits.

Exhibit	Name
Exhibit 10.1	Forbearance Agreement dated February 19, 2009 between the Company and the Noteholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Gaming, LLC

Date: February 20, 2009	By:	/s/ Sean P. McKay

Sean P. McKay
	Its:	Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Name
Exhibit 10.1	Forbearance Agreement dated February 19, 2009 between the Company and the Noteholders